Exhibit 5.A.3

January 14, 2016

Japan Bank for International Cooperation

Tokyo, Japan

Ladies and Gentlemen:

We hereby confirm that our opinion as to United States federal income tax matters is as set forth under the heading “Taxation—Additional United States Taxation Considerations” in the prospectus supplement (the “Prospectus Supplement”) dated January 13, 2016 that you have filed with the United States Securities and Exchange Commission pursuant to Rule 424(b)(5) under the United States Securities Act of 1933, as amended (the “Act”), subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as Exhibit 5.A.3 to Amendment No. 1 to the Annual Report of Japan Bank for International Cooperation on Form 18-K/A for the fiscal year ended March 31, 2015 and to the reference to us under the heading “Taxation—Additional United States Taxation Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Morrison & Foerster LLP

/s/ Morrison & Foerster LLP